Exhibit 10.1

TRANSITION SERVICES, SEPARATION AND GENERAL RELEASE AGREEMENT

THIS TRANSITION SERVICES, SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into as of this 6th day of August, 2019, by and between Niti Goel, M.D. (the “Executive”), and Kezar Life Sciences, Inc. (the “Company”).

recitals:

WHEREAS, Executive is employed by the Company as its Chief Medical Officer pursuant to the terms and conditions of that certain Amended and Restated Executive Employment Agreement dated as of June 8, 2018 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company shall terminate by way of an Involuntary Termination Without Cause (as that term is defined in Section 7.15 of the Employment Agreement) effective October 1, 2019 (the “Separation Date”);

WHEREAS, the Company and Executive have agreed that Executive shall work a transition period and shall continue to serve as the Company’s Chief Medical Officer until the Separation Date pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company desires to provide Executive with severance benefits in exchange for certain promises by Executive all as set forth in this Agreement.

NOW THEREFORE, for and in consideration of the agreements, representations, covenants and warranties recited herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

AGREEMENT:

1.Recitals.  The parties agree that the foregoing recitals are true and correct and are incorporated herein by reference.

2.Termination.  Executive’s employment with the Company shall terminate on the Separation Date and Executive shall no longer hold any offices or positions with the Company from and after the Separation Date.  Regardless of whether Executive signs this Agreement, Executive will be paid (a) all wages earned through the Separation Date, less applicable taxes and withholdings, in accordance with California law; and (b) any unreimbursed covered business expenses incurred up to or in connection with the Separation Date, including any expenses incurred by Executive relative to the return of Company property, which record of expenses shall be provided to the Company within thirty (30) days after the Separation Date, and which shall be paid to the Executive in accordance with the Company’s regular business practice.

3.Transition Period.  From the date first set forth above until the Separation Date (the “Transition Period”), Executive will continue to work on a regular, full-time basis as the Company’s Chief Medical Officer and will continue to report to the Chief Executive Officer of the Company. During the Transition Period, Executive agrees to comply with all Company’s policies and procedures and shall abide by the terms and conditions of the Confidential Information and Invention Assignment Agreement dated March 1, 2018 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.  During the Transition Period, Executive will continue to be paid Executive’s current base salary of $410,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to standard payroll deductions and withholdings (the “Base Salary”).  During the Transition Period, Executive will also remain eligible to participate in all of the Company’s medical, dental, retirement and other benefit plans, subject to the terms and conditions of such plans, and any and all stock options previous awarded to Executive shall continue to vest until the Separation Date. Executive will continue to be an at-will employee of the Company, meaning either Executive or the Company can terminate Executive’s employment at any time; provided, however, that if the Company terminates Executive for any reason or if there is a Resignation for Good Reason (as that term is defined in Section 7.20 of the Employment Agreement), Executive shall continue to be paid the Base Salary for the remainder of the Transition Period and shall continue to be entitled to the Severance Benefits specified in Section 5 below.

4.Stock Options.  Executive has been granted options to purchase a cumulative total of 268,771 shares of the Company’s common stock (the “Option Shares”), which are governed by the terms and conditions of the applicable stock option agreements, grant notices and the Company’s 2015 Equity Incentive Plan, as amended (the “Equity Plan”). The Company and Executive acknowledge and agree that the vested Option Shares shall be calculated on the Separation Date and Executive acknowledges that any vested Option Shares, as calculated on the Separation Date, shall terminate if not exercised within 90 days of the Separation Date.  The parties shall separately calculate and agree upon the number of vested Option Shares that exist on both (a) the date first set forth above; and (b) the Separation Date.

5.Severance Benefits.  In consideration for Executive’s execution, non-revocation of and compliance with the terms and conditions of this Agreement, and contingent upon Executive’s execution of the Separation Date Release attached hereto as Exhibit B on the Separation Date, the Company will provide Executive with the following payments and benefits (collectively, the “Severance Benefits”) following the completion of the Transition Period:

a)payment in the amount of $574,000, less all applicable taxes and withholdings, which is equal to the sum of: (i) 12 months of Executive’s current Base Salary; plus (ii) payment of Executive’s current annual target performance cash bonus, which is equal to 40% of Executive’s Base Salary (that is, the amount of $164,000) (collectively, the “Severance Payment”), which shall be paid as follows:  the Company shall pay Executive a lump sum payment equal to $263,083.42 (less deductions and withholdings) on the Company’s next regularly scheduled payroll date that occurs on or after the 60th day following the Separation Date (the “Lump Sum Severance Pay”), and then the Company shall pay thirteen (13) installments of $23,916.66 (less deductions and withholdings) on the Company’s regular payroll dates commencing with the March 31, 2020 payroll date and ending with the September 30, 2020 payroll date (the “Installment Severance Pay”);

b)payment on the first day of each month following the Separation Date a fully taxable cash payment equal to the applicable COBRA premium for Executive, Executive’s spouse and dependents, subject to applicable tax withholdings but grossed up for all taxes owed on such payment  (the “COBRA Benefits”) until the earliest to occur of: (i) 12 months following the Separation Date; (ii) the date Executive becomes eligible for substantially equivalent group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation of coverage for any reason, including plan termination (which such period from the Separation Date until the earliest of (i) – (iii) being referred to as the “COBRA Benefit Period”); provided, however, that at the conclusion of the COBRA Benefit Period, Executive shall be solely responsible for payment of the COBRA premium(s) for the remainder of the applicable COBRA continuation period after the COBRA Payment Period has expired;

c)the Company will provide Executive with a mutually agreeable letter of reference in a form substantially similar to that attached as Exhibit C hereto (the “Reference Letter”) which shall be dated and signed by the designated Company representative within five (5) days of the Effective Date of this Agreement.  In addition to the Reference Letter, the Company agrees to provide Executive with a neutral reference, meaning that the then-current human resource manager will confirm Executive’s position, ending salary and bonus potential and dates of employment upon inquiry. Executive hereby consents to the release of such information by the signatures below; and

d)within three (3) business days of the date the Agreement has been signed by Executive for the first time, the Company shall make a lump sum payment to Executive in the amount of $2,500.00 , subject to applicable tax withholdings but grossed up for all taxes owed on such payment to help offset legal expenses incurred by Executive (the “Initial Execution Payment”).

In the event of Executive’s death or Permanent Disability (as that term is defined in Section 7.17 of the Employment Agreement) during the Transition Period, Executive or Executive’s Estate, as applicable, shall continue to be entitled to the same benefits set forth in this Agreement. For the purposes of this Agreement, “Estate” shall mean Executive’s designated heirs or other designated representative or administrator.

6.No Other Compensation or Benefits.  Executive acknowledges that unless expressly provided in this Agreement, Executive will receive no additional equity, compensation, bonus, severance or other benefits from the Company from and after the Separation Date, with the exception of any vested right Executive may have under the express terms of  a written ERISA-qualified benefit plan (e.g., 401(k) account) or as it pertains to the Option Shares.  By way of example, Executive acknowledges that Executive has not earned and will not be owed any bonus, incentive compensation, commissions or equity other than as set forth in this Agreement and acknowledges and understands that during the Transition Period, Executive will not be eligible for any additional performance bonuses.

7.Mutual Release of Claims.

a)Except as otherwise set forth in this Agreement, in consideration for the payments and benefits specified in this Agreement, Executive hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates (the “Released Parties,”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any third party action against Executive based on Executive’s employment with the Company or any other right expressly excluded herein), arising out of or in any way related to agreements, events, acts or conduct at any time prior to signing the Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing here shall be construed in any way to: (1) release the Company from its obligation to indemnify the Executive pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim against the Company relating to this Agreement or the Executive’s rights hereunder; (3) release any claim that cannot be waived by private agreement as a matter of law; (4) prohibit Executive from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal, state or local government agency; provided, however, that Executive shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to Executive’s employment with the Company.

In giving the general release of claims herein, which includes claims that may be unknown to Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted herein.

b)The Company hereby and forever releases Executive from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may now possess against the Executive arising from any omissions, acts, facts, or damages that have occurred up until and including through the Effective Date of this Agreement; provided, however, that this release shall not extend to claims for breach of the Confidentiality Agreement.

8.Return of Company Property.  In accordance with Section 5.4 of the Employment Agreement, not later than two (2) business days of the Separation Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property within Executive’s possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, including, but not limited to, credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive agrees to make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within ten (10) business days of the Separation Date, Executive shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Executive agrees to provide the Company with a certification that the necessary copying and/or deletion has been done upon request.  Executive acknowledges that timely compliance with the provisions herein is a precondition to Executive’s receipt of the Severance Benefits provided hereunder.

9.Mutual Nondisparagement. Executive agrees not to disparage the Company or any of its officers, directors, employees, stockholders, managers, members, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  The Company agrees to instruct its officers and directors not to disparage Executive in any manner likely to be harmful to Executive’s business or personal reputation.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive or the Company from responding accurately and fully to any question, inquiry or request for information when response is required by legal process.

10.No Admissions.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or any of the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

11.Time to Consider and Effective Date.  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA by signing this Agreement. Executive also acknowledges that the consideration given under this Agreement for the waiver and release provided herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by way of this Agreement, as required by the ADEA, that: (i) Executive’s waiver and release does not apply to any rights or claims that may arise on or after the date Executive executes this Agreement; (ii) Executive has the right to, and has in fact, consulted with an attorney before executing this Agreement; (iii) Executive may consider this Agreement for twenty-one (21) days; (iv) Executive has seven (7) days following the execution of this Agreement to revoke her acceptance by providing a written notice of revocation to the Company’s Chief Executive Officer; and (v) this Agreement shall not be effective until the seven (7) day revocation period has expired, which shall be the eighth (8th) day after Executive has executed this Agreement (provided that Executive does not revoke it during such time) (the “Effective Date”).

12.Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Executive and the Company, and each of their heirs, successors and assigns.

13.Severability.  In the event that any one or more provisions of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable, or void, then this Agreement shall continue in full force and effect without said provision.

14.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

15.Section 409A.  The benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and applicable guidance thereunder (“Section 409A”) and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that is exempt from or complies with Section 409A. The Lump Sum Severance Pay is intended to be exempt from application of Section 409A under the “short-term deferral” exemption and the Installment Severance Pay is intended to comply with the requirements of Section 409A, and any ambiguities herein shall be construed in accordance with such intent. For purposes of Section 409A, the Company makes no representation that the payments and benefits provided for in this Agreement are either exempt from or compliant with Section 409A, but shall provide a defense to any determination by the Internal Revenue Service of penalties on any payments hereunder, and if such determination is not subsequently reversed, shall reimburse Executive for any portion of taxes, penalties, interest, or other expenses incurred on account of non-compliance of any payments hereunder with Section 409A.

16.Full Integration.  This Agreement, together with the Confidentiality Agreement, and all documents referred to herein and therein, contains the final understanding between the parties pertaining to the subject matter herein and supersedes any prior representation or agreements concerning the subject matter of this Agreement.   No waiver, amendment, or modification of this Agreement or any provision thereof shall be valid unless in writing and duly executed by Executive and the Company.  Failure of any party to exercise any of its rights hereunder shall not be construed as a waiver or prevent any party from thereafter enforcing the terms and conditions hereof.

17.Counterparts.  This Agreement may be executed in counterparts and any of such counterparts may be transmitted by e-mail or facsimile transmission, and each of such counterparts, whether an original, e-mail of an original, or facsimile of an original, will be deemed to be an original, and all of such counterparts together will constitute a single agreement.

18.Remedies.  In the event the Company materially breaches any of its obligations under this Agreement, including its obligations with respect to payments due to Executive under this Agreement, then Executive shall be entitled to recovery of Executive’s attorneys’ fees and costs related to enforcement of this Agreement.  Additionally, in the event of a breach or threatened breach by the Company any of the provisions of this Agreement, the Company consents and agrees that the Executive shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

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IN WITNESS WHEREOF, the parties, having read this Transition Services, Separation and General Release Agreement and voluntarily and knowingly accepting its terms and intending to be legally bound thereby, have executed this Transition Services, Separation and General Release Agreement on the respective dates set forth below.

NITI GOEL, M.D., an individual

August 6, 2019	/s/ Niti Goel, M.D.

Date	Niti Goel, M.D.

KEZAR LIFE SCIENCES, INC.

August 6, 2019	/s/ John Fowler

Date	John Fowler Chief Executive Officer Kezar Life Sciences, Inc.

Exhibit A

CONFIDENTIALITY AGREEMENT

KEZAR LIFE SCIENCES, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or engagement as a consultant or advisor with Kezar Life Sciences, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”) and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Confidential Information and Invention Assignment Agreement (this “Agreement”):

1.Confidentiality

A.Definition of Confidential Information.  I understand that “Company Confidential Information” means information that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential.  Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment or engagement with the Company.  Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information.  By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment or engagement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property.  Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records.  I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Nonuse and Nondisclosure.  I agree that during and after my employment or engagement with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment or engagement, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the Chief Executive Officer, President or the board of directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the Chief Executive Officer and President of the Company (as applicable).  I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, the Company retains all Confidential Information as the sole property of the Company.  I understand that my unauthorized use or disclosure of Company Confidential Information during my employment or engagement may lead to disciplinary action, up to and including immediate termination and legal action by the Company.  I understand that my obligations under this Section 1.B shall continue after termination of my employment or engagement.

C.Third Party Confidential Information.  I agree that during my employment or engagement with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any other person or entity with which I have an obligation to keep in confidence.  I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.Third Party Information.  I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes.  By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties.  I agree at all times during my employment or engagement with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties.  I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information.  I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment or engagement may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

2.Ownership

A.Assignment of Inventions.  As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time that I am employed or otherwise engaged by the Company as a service provider (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company.  I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and I hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions, except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870.  I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.  I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment or engagement with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B.Pre-Existing Materials.  I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment or engagement with the Company and which relate to the Company’s proposed business, products, or research and development and not otherwise assigned or licensed to the Company pursuant to any Assignment of Technology Agreement or otherwise (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions.  Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.  I will inform the Company in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of my employment or engagement with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

C.Moral Rights.  Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”).  To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment or engagement with the Company.  The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company.  As between Company and myself, the records are and will be available to and remain the sole property of the Company at all times.

E.Further Assurances.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.  I further agree that my obligations under this Section 2.E shall continue after the termination of this Agreement.

F.Attorney-in-Fact.  I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 2.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

3.Conflicting Obligations

A.Current Obligations.  I agree that during the term of my employment or engagement with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved nor will I engage in any other activities that conflict with my obligations to the Company.

B.Prior Relationships.  Without limiting Section 3.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to and perform the services for which I am hired or engaged by the Company.  I further agree that if I have signed a confidentiality agreement or similar type of agreement with any other entity or person, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law.  I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all third parties I have performed services for in accordance with the terms of my applicable agreement.

4.Return of Company Materials

Upon separation from my employment or engagement with the Company as an employee or other service provider, on Company’s earlier request during my employment or engagement, or at any time subsequent to my employment or engagement upon demand from the Company, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else,  any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 2.D.  I also consent to an exit interview to confirm my compliance with this Article 4.

5.Notification of Obligations

In the event that I cease to be an employee or other service provider of the Company, I hereby grant consent to notification by the Company to any employer about my obligations under this Agreement.

6.Solicitation of Employees

To the fullest extent permitted under applicable law, I agree that during my employment or engagement with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.  I agree that nothing in this Article 7 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 1.

7.Representations

Without limiting my obligations under Section 2.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment or engagement by the Company.  I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

8.Audit

I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, voicemail, or documents that are used to conduct the business of the Company.  All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company.  As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion.

9.Miscellaneous

A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California.  To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

B.Assignability.  This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.  There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.  Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C.Entire Agreement.  This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or other negotiations.  I represent and warrant that I am not relying on any statement or representation not contained in this Agreement.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.Severability.  If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

F.Modification, Waiver.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or Chief Executive Officer of the Company and me.  Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G.Survivorship.  The rights and obligations of the parties to this Agreement will survive termination of my employment or engagement with the Company.

[SIGNATURE PAGES FOLLOW]

KEZAR LIFE SCIENCES, INC.

By:	/s/ John Fowler
CEO

By my signature below, I acknowledge that I have read and understand this Confidential Information and Invention Assignment Agreement, and I agree to be bound by its terms.

Date:	February 27, 2018	By:	/s/ Niti Goel
		Name:	Niti Goel

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Date:	March 1, 2018	/s/ Niti Goel
Signature

Niti Goel
Name

Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

EXHIBIT B

SEPARATION DATE RELEASE

(to be signed by Executive and the Company on the Separation Date)

Executive and the Company hereby agree to this Separation Date Release, which Executive is required to execute in exchange for the Severance Benefits set forth in the parties Transition Services, Separation and General Release Agreement (the “Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Agreement.

Executive hereby releases, acquits and forever discharges the Released Parties of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any third party action against Executive based on Executive’s employment with the Company or any other right expressly excluded herein), arising out of or in any way related to agreements, events, acts or conduct at any time prior to signing this Separation Date Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the ADEA, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing here shall be construed in any way to: (1) release the Company from its obligation to indemnify the Executive pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim against the Company relating to this Agreement or the Executive’s rights hereunder; (3) release any claim that cannot be waived by private agreement as a matter of law; (4) prohibit Executive from exercising any non-waivable right to file a charge with the EEOC, NLRB, or any other federal, state or local government agency; provided, however, that Executive shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to Executive’s employment with the Company.

In giving the general release of claims herein, which includes claims that may be unknown to Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted herein.

The Company hereby and forever releases Executive from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may now possess against the Executive arising from any omissions, acts, facts, or damages that have occurred up until and including through the Separation Date Release Effective Date (as defined below); provided, however, that this release shall not extend to claims for breach of the Confidentiality Agreement.

Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA by signing this Separation Date Release. Executive also acknowledges that the consideration for the waiver and release provided herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (i) Executive’s waiver and release does not apply to any rights or claims that may arise on or after the date Executive executes this Separation Date Release; (ii) Executive has the right to, and has in fact, consulted with an attorney before executing this Separation Date Release; (iii) Executive has had twenty-one (21) days to consider this Separation Date Release; (iv) Executive has seven (7) days following the execution of this Separation Date Release to revoke her acceptance by providing a written notice of revocation to the Company’s Chief Executive Officer; and (v) this Separation Date Release shall not be effective until the seven (7) day revocation period has expired, which shall be the eighth (8th) day after Executive has executed this Separation Date Release (provided that Executive does not revoke it during such time) (the “Separation Date Release Effective Date”).

NITI GOEL, M.D., an individual

01 October 2019	/s/ Niti Goel, M.D.
Date	Niti Goel, M.D.

KEZAR LIFE SCIENCES, INC.

01-October 2019	/s/ John Fowler
Date	John Fowler Chief Executive Officer Kezar Life Sciences, Inc.

Exhibit C

REFERENCE LETTER